As filed with the Securities and Exchange Commission on July 7, 2026

Registration No. 333-253920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 6

to

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

QTREX QUANTUM LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Ha-Tidhar St.,

Ra’anana, 4366504 Israel

Tel: +972.4.6230333

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 14th Floor Tel-Aviv, Israel 6473925 T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 on Form F-1, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (Registration No. 333-253920), or the Registration Statement, is being filed by QTREX Quantum Ltd., or the Registrant, pursuant to its undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on July 13, 2021.

The Registration Statement originally covered (i) a primary offering, or the Offering, of 2,909,091 units, or Units, each consisting of one of our ordinary shares, no par value, or Ordinary Shares, and one warrant to purchase one Ordinary Share, or each, an IPO Warrant, at an exercise price of $5.50 per share, plus warrants to purchase an additional 436,363 Ordinary Shares purchased pursuant to the underwriters’ overallotment option, or the Overallotment Warrants, and (ii) the offering of warrants to purchase up to 145,455 Ordinary Shares at an exercise price of $6.875 per Ordinary Share that were issued to the representative of the underwriters in the Offering, or the Underwriter Warrants and, together with the IPO Warrants and the Overallotment Warrants, the Warrants. This Post-Effective Amendment is now being filed to: (i) cover the sale of Ordinary Shares issuable from time to time upon exercise of such Warrants that remain unexercised; (ii) incorporate by reference the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025, as filed with the U.S. Securities and Exchange Commission on March 26, 2026, pursuant to the undertakings in Item 9 of the Registration Statement to include financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; and (iii) include an updated prospectus related to the offer of ordinary shares that were registered on the Registration Statement.

The information included in this filing updates and supplements the Registration Statement and the prospectus contained or incorporated therein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of Ordinary Shares as referenced above.

All filing fees payable to the SEC in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement or prior amendments thereto.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 7, 2026

PROSPECTUS

QTREX Quantum Ltd.

This prospectus relates to the issuance of up to 1,785,910 ordinary shares, no par value, or the Ordinary Shares, upon the exercise of the following warrants: (1) 1,204,092 warrants to purchase 1,204,092 Ordinary Shares that were issued as part of a public offering, in addition to 436,363 warrants purchased pursuant to the exercise of the underwriters’ overallotment option, which are exercisable at an exercise price of $5.50 per share, and which were exercisable immediately upon issuance and which expire on July 16, 2026, or the IPO Warrants; and (2) 145,455 warrants issued to the representative of the underwriters in the public offering to purchase 145,455 Ordinary Shares, which are exercisable at an exercise price of $6.875 per share, or the Underwriter Warrants, and together with the IPO Warrants, the Warrants.

We refer to the Ordinary Shares, the Warrants, and the Ordinary Shares issued or issuable upon exercise of the Warrants, collectively, as the securities.

Our Ordinary Shares and IPO Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “QTEX” and “QTEXW,” respectively. On July 2, 2026, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $1.43 per share and $0.0296 per warrant, respectively.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7, 2026

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. We offered to sell our securities, and sought offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We are incorporated under the laws of the State of Israel and our registered office and domicile is located in Ra’anana, Israel. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. See “Enforceability of Civil Liabilities” for additional information.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “QTREX” refer to QTREX Quantum Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a technology company focused on the research, development, manufacturing, and commercialization of advanced connectivity solutions for the quantum computing industry. Our development efforts are directed toward addressing a key hardware scaling constraint facing superconducting quantum computing systems, namely the cryogenic interconnect infrastructure that delivers control and readout signals between room-temperature electronics and the millikelvin qubit environment inside a dilution refrigerator. As superconducting quantum systems scale toward larger qubit counts, conventional cryogenic wiring can impose constraints relating to thermal load, mechanical congestion, microwave performance, manufacturing variability, and integration complexity. We are developing a monolithic interconnect architecture that integrates the conductor, radio-frequency dielectric, shielding, thermal management, and mechanical routing into a single engineered structure, designed to replace discrete, manually assembled cabling and support higher channel density and reliability.

The market for specialized cabling and components for quantum computing is a highly technical niche. Competition consists of major global interconnect conglomerates expanding into cryogenic technologies, alongside specialized engineering firms. The United States is the premier global market for quantum infrastructure, driving the majority of industry demand and commercial deployment due to extensive government funding, venture capital, and the concentration of leading quantum hardware developers.

In April 2026, we acquired a proprietary Additively Manufactured Electronics, or AME, platform from Nano Dimension Technologies Ltd., or Nano, pursuant to an asset purchase agreement, or the Asset Purchase Agreement, that closed on April 6, 2026. The acquired assets include, among other things, intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts, leasehold rights, and accounts receivable, or collectively, the Purchased Assets, associated with the seller’s AME business and its Fabrica business as described below.

Our AME platform, or AME Platform, provides the manufacturing foundation for our quantum connectivity development efforts and also operates as a commercial business serving customers across aerospace, missile, defense, and advanced electronics sectors through a combination of system sales, consumable materials, software and services, and customer-funded engineering and development programs. The AME Platform includes proprietary high-precision 3D electronic printing systems, patented software, engineering know-how, manufacturing equipment, inventory, customer-related assets, and facilities including laboratories and an ink manufacturing plant.

The AME market is an emerging, high-growth sector focused on redefining traditional electronics manufacturing through 3D printing of circuitry and components. The competitive landscape includes specialized high-tech 3D printing companies and advanced electronics manufacturing service providers adopting additive technologies. The United States represents the dominant geographic market for AME, characterized by rapid adoption across innovation-driven sectors such as aerospace, defense, and advanced research institutions seeking localized, agile prototyping and production.

As part of our broader strategic plan, we continue to operate our legacy medical technology platform through a wholly owned medical subsidiary, which we are actively seeking to monetize through one or more strategic transactions. Our medical platform is separate from our recently acquired advanced electronics and quantum-focused operations and currently includes the INSPIRA ART100, a U.S. Food and Drug Administration, or the FDA, cleared advanced life-support system used as a cardiopulmonary bypass, system in surgical procedures of six hours or less, and the HYLA continuous blood monitoring platform, which is designed to perform real-time sampling and analysis of key blood parameters without the need for blood draws. The medical operations are not being sold, discontinued or replaced as part of the Company’s acquisition of the additive manufacturing electronics platform and will continue independently while we evaluate potential monetization alternatives. Although we are engaged in discussions with multiple parties regarding potential transactions involving the medical business or portions thereof, there can be no assurance that any such discussions will result in a definitive transaction or as to the timing, structure or terms of any such transaction.

Our Strategy

Our strategic objective is to develop and commercialize cryogenic connectivity solutions for superconducting quantum computing systems used within the dilution refrigerator environment. Our quantum connectivity efforts are focused on a monolithic interconnect architecture designed to replace discrete cables, connectors, shields, thermal anchors and other components that are often sourced separately and assembled line-by-line in conventional cryogenic interconnect systems. Our development efforts are directed toward addressing certain constraints associated with conventional cryogenic wiring as superconducting quantum systems scale, including thermal load, mechanical congestion, microwave performance, manufacturing variability and integration complexity.

We intend to pursue collaborations with participants across the quantum computing value chain, including quantum hardware companies, system integrators, cryostat and dilution refrigerator manufacturers, academic institutions and national laboratories, in order to support the development, qualification and potential deployment of our architecture in quantum computing environments. In May 2026, we entered into a joint development agreement with Qarakal Quantum Ltd., a quantum hardware initiative connected to Israel Aerospace Industries and the Hebrew University of Jerusalem, to jointly advance and validate our quantum connectivity architecture for cryogenic quantum systems. This collaboration is intended to support evaluation of our architecture in a working quantum environment as part of our broader development efforts.

Our Platforms, Products, and Technologies

Quantum Computing Connectivity. Conventional cryogenic interconnect systems are generally built from multiple discrete components assembled and verified in a manual process. As channel counts increase, each additional line can contribute to thermal load and volumetric constraints inside the cryostat and can increase labor and rework. Our monolithic interconnect architecture is being designed to address these constraints by replacing the discrete-component approach with an engineered structure intended to reduce connectors and discontinuities, embed shielding to suppress crosstalk, incorporate thermal management features, and increase conductor density while maintaining material and interface characteristics suitable for quantum environments.

Additively Manufactured Electronics Platform. The AME Platform is an advanced electronics manufacturing platform that uses specialized printing technology to produce electronic devices and components. The platform includes manufacturing systems, proprietary conductive and dielectric materials, design and simulation software, and related services. It is designed for applications in which conventional electronics manufacturing approaches may be constrained by product geometry, space limitations, performance requirements or supply-chain considerations. We believe these capabilities make the platform particularly relevant for high-value applications where compact design, reduced weight, signal performance and reliability are important considerations.

Acquired Fabrica Business. As part of the April 2026 asset acquisition from Nano, we also acquired assets comprising Nano’s Fabrica business and related operations. Pursuant to the Asset Purchase Agreement, the Fabrica business consists of Nano’s Fabrica business and related operations. The acquired assets attributable to the Fabrica business include customer-related assets and certain Fabrica accounts receivable and, to the extent included in the Purchased Assets transferred at closing, also include intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts and leasehold rights used in or related to the acquired businesses.

Legacy Medical Technology Platform

Our legacy medical technology platform includes the INSPIRA ART100, an FDA-cleared advanced life-support system used as a cardiopulmonary bypass system in surgical procedures of six hours or less, and the HYLA continuous blood monitoring platform under development. The medical operations are held in a wholly owned subsidiary, and we have disclosed an intent to monetize the medical platform through one or more strategic transactions.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. On July 30, 2020, our name was changed to Inspira Technologies Oxy B.H.N. Ltd. On May 10, 2026, our name changed to our current name, QTREX Quantum Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is https://q-trex.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our Ordinary Shares are listed on Nasdaq under the symbol “QTEX”.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders are exempt from the reporting provisions thereunder. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as would domestic U.S. issuers. See “Risk Factors—Risks Related to the Offering” for additional information. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

ABOUT THIS OFFERING

Securities offered by us	Up to 1,785,910 Ordinary Shares issuable upon the exercise of: (i) IPO Warrants consisting of 1,204,092 warrants to purchase 1,204,092 Ordinary Shares, in addition to 436,363 warrants purchased pursuant to the exercise of the underwriters’ overallotment option, which are exercisable at an exercise price of $5.50 per share, and which were exercisable immediately upon issuance and which expire on July 16, 2026; and (ii) Underwriter Warrants consisting of 145,455 warrants issued to the representative of the underwriters in the public offering to purchase 145,455 Ordinary Shares, which are exercisable at an exercise price of $6.875 per shares. The IPO Warrants and the Underwriter Warrants are collectively referred to as the Warrants.

Description of the IPO Warrants	The IPO Warrants have a per share exercise price of $5.50, were exercisable immediately upon issuance and will expire on July 16, 2026.

Description of the Underwriter Warrants	The Underwriter Warrants, which have a per share exercise price of $6.875, were exercisable from January 15, 2022 and expire on January 15, 2027.

Ordinary Shares outstanding immediately after this offering	57,494,681 if the Warrants are exercised in full.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $10 million if the Warrants are fully exercised.

We intend to use the net proceeds from the exercise of the Warrants for, research and development, business development and marketing activities, and working capital and general corporate purposes and next generation product development. See “Use of Proceeds”.

Risk factors	You should read the “Risk Factors” section starting on page 5 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, which is incorporated by reference into this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

Listing	Our Ordinary Shares and IPO Warrants are listed on the Nasdaq under the symbols “QTEX” and “QTEXW,” respectively. We do not intend to apply for listing of the Underwriter Warrants on any securities exchange or other nationally recognized trading system.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 55,708,771 Ordinary Shares outstanding as of July 2, 2026 and excludes the following as of such date:

●	332,897 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share;

●	2,877,605 restricted share units, or RSUs, granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	205,027 Ordinary Shares issuable upon the exercise of warrants issued to H.C. Wainwright & Co., or HCW, in connection with a certain purchase agreement, at an exercise price of $1.60 per share;

●	60,340 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge Securities Corporation, or Newbridge, at an exercise price of $1.56 per share; and

●	6,785,715 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated February 5, 2026, at an exercise price of $0.70 per share.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described below and under “Risk Factors” under Item 3.D. – “Risk Factors” in our most recent annual report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Risks Related to this Offering

Future sales of our Ordinary Shares could reduce the market price of our securities.

Substantial sales of our Ordinary Shares on Nasdaq may cause the market price of our securities to decline. Sales by us or our security holders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our securities.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares, may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and cash equivalents will be sufficient to fund our operating expense and capital requirements for the next six months. We expect that we will require substantial additional capital to operate and to commercialize our products and we expect to seek additional funds to enable us to fund our operations for the next twelve months. We may be unable to obtain additional funds through financing activities, and if we obtain financing it may not be on terms favorable to us. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we must cease or reduce our operating activities, you may lose your entire investment.

The price of the Ordinary Shares may be volatile.

The market price of the Ordinary Shares has fluctuated in the past. Consequently, the current market price of the Ordinary Shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in the Ordinary Shares.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Risks Related to our Business and Industry

We depend heavily on the successful development, validation, and commercialization of our monolithic interconnect architecture for the quantum computing industry, and we may not be able to successfully introduce it to the market.

Our strategic objective is to establish QTREX as a provider of cryogenic connectivity inside the dilution refrigerator for the superconducting quantum computing industry. We are developing the monolithic interconnect architecture designed to replace the discrete, manually assembled cabling that dominates the industry today. Our business model relies on strategic collaborations to jointly develop, qualify, and deploy our architecture in production-grade environments. If we fail to establish or maintain these partnerships, or if our engineered structure fails to effectively overcome thermal load constraints and other connectivity limitations as compared to traditional assembled wiring, our commercialization efforts may not lead to meaningful sales.

Our target market is subject to rapid technological change, and we may not be able to develop systems that supplant existing approaches.

The quantum computing and advanced electronics manufacturing markets are subject to rapid and substantial innovation. Our monolithic interconnect architecture, which relies on our AME capabilities, could be rendered obsolete or uneconomical by competitors’ technological advances or alternative interconnect approaches. If we cannot keep pace with technological change, our business, financial condition, and results of operations could be materially adversely affected.

We may not successfully commercialize our recently acquired AME Platform, and our failure to successfully manage and scale its commercialization could harm our business.

In April 2026, we acquired the AME Platform from Nano, which we expect to serve as both the production foundation for our quantum connectivity strategy and a commercially active business. Our revenue depends, in part, on our ability to commercialize inkjet-based additive electronics manufacturing systems and proprietary printable conductive and dielectric materials to customers in aerospace, missile, defense, and advanced electronics sectors. We cannot assure you that these commercialization efforts will lead to sustained or meaningful sales, and any failure to manage, scale, and support the AME Platform could materially adversely affect our business.

Defects or failures in our products, proprietary materials or manufacturing processes could result in product liability, warranty and other claims, require costly remediation efforts or recalls, and materially harm our business, results of operations and reputation.

Our systems, proprietary materials and related products may contain undetected defects, errors, reliability issues or performance failures that are not discovered until after they have been manufactured, shipped or used by customers. These issues may arise from product design, raw materials, manufacturing or assembly processes, software, quality control or other causes. In addition, because certain of our products involve specialized materials and, in some cases, hazardous chemicals, defects, contamination, handling failures or manufacturing process issues could increase the risk of safety-related incidents, property damage, environmental exposure or related claims.

If any of our products or materials are alleged or found to be defective, have failed to perform as expected or have contributed to injury, property damage or operational disruption, we could incur substantial costs and liabilities, including costs associated with investigating the issue, repairing or replacing affected products, providing credits or refunds, honoring warranty obligations, conducting field corrective actions, undertaking remediation efforts, or recalling or withdrawing products from the market. Any such issue could also result in delayed customer acceptance, delayed or lost revenue, cancellation of orders, loss of existing or potential customers or commercial partners, increased warranty servicing costs, breach of contract or indemnification claims, and other disputes or litigation.

We may also become subject to regulatory inquiries, investigations or other proceedings if a defect, failure or safety issue is believed to create risk to persons, property or operations, or if corrective actions are not implemented in a timely or adequate manner. Even if claims relating to an alleged defect are ultimately unsuccessful, defending such claims and responding to related inquiries or proceedings could be time-consuming and expensive, divert the attention of management and technical personnel, and adversely affect our relationships with customers and other counterparties. In addition, publicity associated with any actual or alleged defect, failure, recall, remediation effort or safety-related issue could materially damage our reputation and impair market acceptance of our products and technologies.

Although we may maintain insurance for certain product-related risks, our insurance coverage may not be available on acceptable terms, may not continue to be available in sufficient amounts, or may not be adequate to cover all liabilities that we may incur. In addition, any contractual indemnification we may receive from third parties may not fully protect us, particularly with respect to alleged design defects, quality failures or other matters for which we are viewed as responsible. As a result, a product defect or alleged defect could subject us to liabilities and losses in excess of available insurance or indemnity protection.

Discontinuation of operations at our single manufacturing site could prevent us from timely fulfilling customer orders.

We currently assemble and test the systems we sell, and produce consumables for our systems, at a single facility. A disruption at this facility, whether due to natural disasters, fire, power outages, equipment failures, labor shortages, cyber incidents, supply interruptions or other unforeseen events, could materially impair our ability to supply systems or consumable materials in a timely manner and could lead to significant costs.

If operations at this facility are interrupted, even for a limited period, we may be unable to manufacture, assemble, test or deliver our systems and consumable materials on schedule, which could result in delayed shipments, delayed or lost revenue, increased operating costs, customer dissatisfaction and damage to our commercial relationships. In addition, because our operations involve specialized manufacturing systems, proprietary materials and related know-how, restoring normal operations, replacing damaged equipment or transferring production to an alternate site, if available, could require substantial time and expense. Any prolonged disruption could also delay customer installations, service obligations and development activities, any of which could materially adversely affect our business, financial condition and results of operations.

We are subject to environmental, health and safety laws and regulations in connection with our products, proprietary materials and operations, and compliance with these requirements could subject us to significant costs and potential liability.

Our business involves or may involve the use, handling and international shipment of products, inks, materials and other substances that may be subject to environmental, health and safety laws and regulations relating to the import and export of chemicals and hazardous substances. These requirements may govern, among other things, the composition of our products and materials, the manner in which such materials are packaged, labeled, stored, transported, used and disposed of, and the handling of wastes or emissions associated with our operations. In addition, our carriers and logistics providers may impose further restrictions and compliance requirements for the shipment of dangerous products.

Compliance with these laws and regulations may require us to incur significant costs, including costs to monitor and maintain compliance programs, obtain or maintain approvals, modify our operations, change suppliers, reformulate the chemicals used in our inks and materials, or alter packaging, handling or shipping practices. If we fail to comply with applicable requirements, or if applicable laws or regulations become more stringent, we could be subject to fines, penalties, restrictions on our ability to manufacture, import, export or sell certain products, remediation obligations, or other liabilities. Any such developments could disrupt our operations, increase our costs, delay customer shipments, require changes to our products or manufacturing processes, and materially adversely affect our business, financial condition and results of operations.

We have engaged in the acquisition of the AME Platform, which may pose integration risks, and the recognition of additional assets on our financial statements could lead to significant write-offs.

As part of our growth and diversification strategy, we evaluate and engage in acquisitions, such as our April 2026 acquisition of the AME Platform from Nano pursuant to the Asset Purchase Agreement. Mergers and acquisitions entail risks that could materially and adversely affect our business, operating results, and financial condition, including problems integrating acquired operations and technologies, diversion of management time, failures to realize anticipated synergies, and difficulties retaining relationships with suppliers and customers of the acquired platform. In addition, these transactions require recognition of additional assets on our balance sheet. If the acquired business does not perform as expected, we may face potential write-offs of acquired assets, which would negatively impact our financial condition and results of operations.

We may not be able to successfully integrate and operate the Purchased Assets acquired from Nano, which could disrupt our business and adversely affect our results of operations.

Under the Asset Purchase Agreement, we acquired certain assets comprising Nano’s additive manufacturing electronics business and Fabrica business, including intellectual property, equipment, tooling, books and records, inventory, transferred customer contracts, leasehold rights, and accounts receivable. Successfully integrating and operating these Purchased Assets requires, among other things, effective transition of customer and supplier relationships, integration of systems and controls, and retention of personnel and know-how relevant to the Purchased Assets. If integration is more costly or time-consuming than expected, or if integration efforts disrupt operations or customer relationships, our business and results of operations could be materially adversely affected.

We may not be able to successfully monetize our medical technology platform, which could divert management attention and resources.

While we have pivoted toward quantum connectivity and advanced electronics manufacturing, we continue to operate a medical technology platform held within a wholly owned subsidiary. That platform includes the INSPIRA ART100 and the HYLA continuous blood monitoring platform, and we have disclosed an intent to monetize this business through strategic transactions. There is no assurance that any definitive transaction will occur. If we are unable to monetize the medical platform on acceptable terms or at all, we may be required to continue dedicating financial and managerial resources to a non-core business, which could adversely affect our ability to execute our strategic focus.

Our operating results and financial condition may fluctuate significantly.

Our transition requires capital expenditures and operating expenses as we invest in research and development, manufacturing, and commercialization activities for our quantum products and AME Platform systems. Our operating results may fluctuate from quarter to quarter due to factors such as the degree of market acceptance of our products, long sales cycles, changes in the amount we spend to develop or acquire new technologies, and foreign currency exchange rate fluctuations. As a result, period-to-period comparisons of our operating results may not be meaningful, and our results may fall short of expectations.

If we are unable to satisfy applicable SEC financial statement and disclosure requirements in connection with current or future offerings, our ability to complete financings could be delayed or adversely affected.

The financial statements and other financial disclosure required to be included in registration statements and other offering-related filings are governed by SEC rules and regulations, including Regulation S-X, and filings made in connection with public offerings may be reviewed by the staff of the Division of Corporation Finance. The SEC staff may issue comments requesting supplemental information or requiring revised, additional or different disclosure, including with respect to financial statements, pro forma financial information and related presentation matters.

In addition, where an acquisition has occurred or is probable, Regulation S-X may require separate audited annual and unaudited interim financial statements of the acquired business, as well as pro forma financial information showing how the transaction might have affected the registrant’s financial statements. The staff may also, in appropriate circumstances, require other financial statements as necessary for a fair presentation of the financial condition of an entity whose financial statements are required or otherwise necessary for the protection of investors.

If the SEC staff takes the position that our financial statement presentation or related disclosure in connection with a current or future offering does not satisfy applicable requirements, we could be required to prepare and include additional audited financial statements, unaudited interim financial statements, pro forma financial information, retrospective revisions or other revised disclosure. Preparing additional financial information or revising our disclosure could be costly and time-consuming, could divert management’s attention, and could delay the launch, effectiveness or completion of an offering or other financing transaction. Any such delay or inability to complete a financing on the timeline or terms we expect could materially adversely affect our liquidity, capital resources and business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “predict,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	Our financial statements for the year ended December 31, 2025, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This going concern assessment may prevent us from obtaining new financing on reasonable terms, if at all, and imperil our ability to continue operating as a going concern;

●	our planned level of revenues and capital expenditures;

●	our available cash and our ability to obtain additional funding;

●	our ability to market and sell our products;

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability to advance the development of our products and future potential product candidates;

●	our ability to commercialize our products and future potential product candidates and future sales of our products or any other future potential product candidates;

●	our planned level of capital expenditures and liquidity;

●	our plans to continue to invest in research and development to develop technology for new products;

●	our ability to maintain our relationships with suppliers, manufacturers, distributors, and other partners;

●	our ability to retain key office holders;

●	our ability to internally develop new inventions and intellectual property;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	the possible impact of cybersecurity incidents on our business and operations;

●	general market, political and economic conditions in the countries in which we operate;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

In the event of full exercise for cash of all of the Warrants that remain outstanding, we expect to receive net proceeds of approximately $10 million.

We intend to use the net proceeds from the exercise of our securities in this offering for research and development, business development and marketing activities, and working capital and general corporate purposes. However, we have no present binding commitments or agreements to enter into any acquisitions. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, whether we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending application of the net proceeds for the purposes as described above, we may invest the net proceeds in short-term, interest-bearing securities, and U.S. government securities.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	On an actual basis;

●	On a pro forma basis to give effect to (i) the amendment of the warrants originally entitled an investor to purchase up to 3,031,250 Ordinary Shares of the Company, with an exercise price of $1.28 per share to reduce the exercise price to $0.70 per share, extend the expiration date from June 27, 2027 to February 5, 2031, revise the fundamental transaction provision in the warrants and revise the cashless exercise provision with respect to computing the valuation of the Ordinary Shares, as if such issuances had occurred as of December 31, 2025; (ii) the receipt of net proceeds of $4.3 million and the issuance of 6,785,715 Ordinary Shares and share equivalents pursuant to the sales agreement with A.G.P./Alliance Global Partners , as of April 4, 2026; and (iii) the receipt of net proceeds of $9.1 million and the issuance of 3,895,000 Ordinary Shares and 2,771,667 Ordinary Shares issuable upon exercise of the pre-funded warrants in connection with a securities purchase agreement, dated May 29, 2026; and

●	On a pro forma as adjusted basis to give effect to the items above and the issuance of: (i) up to 1,640,455 Ordinary Shares issuable upon the exercise of the IPO Warrants, for aggregate net proceeds of $9 million; and (ii) up to 145,455 Ordinary Shares issuable upon the exercise of the Underwriter’s Warrants, for aggregate net proceeds of $1 million, as if such issuances had occurred as of December 31, 2025.

You should read this table in conjunction with the sections titled “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026, incorporated by reference herein.

U.S. dollars in thousands	As of December 31, 2025 Actual	Pro Forma	Pro Forma As of December 31, 2025 As Adjusted

Cash and cash equivalents	3,159	16,658	26,681
Restricted deposits	98	98	98
Financials liability at fair market value	1,082	46	46
Ordinary shares, no par value per share:
Share capital and additional paid in capital	82,117	97,711	107,734
Accumulated losses	(79,794)	(80,853)	(80,853)
Total equity	2,323	16,858	26,881
Total liabilities and shareholder equity	5,341	18,840	28,863

This above table is based on 35,949,247 Ordinary Shares outstanding as of December 31, 2025, and excludes:

●	517,376 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share;

●	4,745,511 RSUs granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date;

●	1,640,455 IPO Warrants to purchase up to 1,640,455 of our Ordinary Shares. Each IPO Warrant is exercisable for one Ordinary Share at an exercise price of $5.50 per share, which expire on July 16, 2026;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis in connection with our IPO at an exercise price of $6.875 per share;

●	185,591 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge at an exercise price of $1.56 per share;

●	3,753,001 Ordinary Shares issuable upon the exercise of warrants issued to several individuals in connection with securities purchase agreements, dated December 27, 2024, at an exercise price of $1.10 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 26, 2023, at an exercise price of $1.28 per which was subsequently amended to $0.70; and

●	212,188 Ordinary Shares issuable upon the exercise of warrants issued to HCW in connection with a certain purchase agreement, at an exercise price of $1.60 per share.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital, provisions of our amended and restates articles of association, as they may be amended and restated from time to time, or the Articles, and Israeli law are summaries and do not purport to be complete, and are qualified in their entirely by reference to, the provisions of our Articles as well as the Israeli law and any other documents references in the summary and from which the summary is derived .

General

As of July 2, 2026, our authorized share capital consisted of 100,000,000 Ordinary Shares, no par value per share, of which 55,708,771 shares were issued and outstanding. All of our issued and outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our registration number with the Israeli Registrar of Companies is 515806495.

Purposes and Objects of the Company

Our purpose is set forth in Article 3(b) of our Articles and includes every lawful purpose.

Ordinary Shares

From the Company’s formation until the completion of its initial public offering in July 2021, we have issued an aggregate of 7,712,584 Ordinary Shares in several private placements and public offerings for aggregate gross proceeds of $19 million (in each case based on the exchange rate of the A$ and U.S. dollar applicable on the day of the closing of the respective transaction), which amount includes the issuance of Ordinary Shares upon the conversion of options, warrants and performance rights.

On October 29, 2021, we issued an aggregate of 1,705,000 Ordinary Shares in connection with public warrants exercise for aggregate gross proceeds of $9,377,500.

On April 4, 2023, we entered into a sales agreement, or the Sales Agreement, with Roth Capital Partners, LLC, or the Sales Agent, pursuant to which we sold an aggregate of 17,566 Ordinary Shares for a total of $26,000. We terminated the Sales Agreement effective October 23, 2023.

On December 26, 2023, we entered into a private placement with an institutional investor providing for the issuance in a registered direct offering of: (i) an aggregate of 1,375,000 Ordinary Shares at a purchase price of $1.28 per share, and (ii) pre-funded warrants to purchase up to an aggregate of 1,656,250 Ordinary Shares at an exercise of $1.28 per share, less $0.001 per pre-funded warrant. The pre-funded warrants were exercisable immediately upon issuance. In addition, pursuant to the purchase agreement, the Company issued warrants to the institutional investor to purchase up to an aggregate of 3,031,250 Ordinary Shares at an exercise price of $1.28 per share. The pre-funded warrants were immediately exercisable and have been fully exercised. We also issued to the placement agent in the registered direct offering and its designees, warrants to purchase up to a total of 7.0% of the aggregate number of Ordinary Shares sold in the transaction, or warrants to purchase up to 212,188 Ordinary Shares.

On April 1, 2024, we entered into a securities purchase agreement with two institutional investors in a registered direct offering, pursuant to which we issued an aggregate of 1,339,285 Ordinary Shares at a purchase price of $1.232 per share.

On June 14, 2024, we entered into a securities purchase agreement with a single institutional investor providing for the issuance, in a registered direct offering, of (i) an aggregate of 941,541 Ordinary Shares, at a purchase price of $1.30 per share, and (ii) pre-funded warrants to purchase up to an aggregate of 1,709,760 Ordinary Shares with an exercise price of $1.30, less $0.001 per pre-funded warrant. The pre-funded warrants were exercisable immediately upon issuance with an exercise price of $0.001 per pre-funded warrant. In addition, we issued to the placement agent in the registered direct offering or to its designees, warrants equal to 7.0% of the aggregate number of Ordinary Shares sold in the transaction and 185,591 warrants to purchase up to 185,591 Ordinary Shares with an exercise price of $1.56 per share. The pre-funded warrants have been exercised.

On June 30, 2024, we issued 45,000 Ordinary Shares to an advisor in connection with consulting service agreement.

On December 27, 2024, we entered into securities purchase agreements for private placement financing with certain accredited investors, pursuant to which the investors agreed to purchase (i) 3,950,343 of the Company’s Ordinary Shares at a purchase price of $0.70 per share, and (ii) pre-funded warrants to purchase up to 658,372 Ordinary Shares at a purchase price of $0.70, less $0.001 per pre-funded warrant. In addition, the purchasers of such Ordinary Shares or pre-funded warrants received warrants to purchase up to 4,608,715 Ordinary Shares at an exercise price of $1.10 per share. In addition, we entered into a placement agency agreement with Dawson James Securities, Inc., who served as placement agent in the offering, dated December 27, 2024, pursuant to which we agreed to pay the placement agent a cash placement fee equal to: (a) 8.0% of the gross proceeds received in the offering from certain investors introduced by the placement agent and 4.0% of the gross proceeds received by us from the exercise of warrants by such investors, (b) 4.0% of the gross proceeds received in the offering from certain investors introduced by us and 4.0% of the gross proceeds received by us from the exercise of warrants by such investors, and (c) 0% of the gross proceeds received in the offering from certain other investors and 0% of the gross proceeds received by us from the exercise of warrants by such investors. All pre-funded warrants to purchase up to 658,372 Ordinary Shares and warrants to purchase 855,714 Ordinary Shares were exercised.

On March 14, 2025, we entered into a sales agreement with A.G.P./Alliance Global Partners, or AGP, as sales agent, pursuant to which we may offer and sell, from time to time, under the at-the-market facility, Ordinary Shares having an aggregate offering price of up to $1,019,000. On April 10, 2025, the maximum aggregate offering price was increased to $1,917,052. On July 1, 2025, the maximum aggregate offering price increased to $7,117,720 and on September 16, 2025, the maximum aggregate offering price increased to $14,686,641. We sold an aggregate of 5,485,898 Ordinary Shares for an aggregate offering amount of approximately $4.9 million. The agreement expired in August 2025.

On December 12, 2025, we entered into a securities purchase agreement with YA II PN, LTD., or YA, in a registered direct offering, pursuant to which the Company issued an aggregate of 1,565,217 Ordinary Shares at a purchase price of $1.15 per share.

On December 12, 2025, we entered into a Standby Equity Purchase Agreement, or SEPA, with YA. Pursuant to the terms of the SEPA, YA committed to purchase up to $25 million, or the Commitment Amount, of Ordinary Shares at any time during the three-year period following the execution date of the SEPA. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily VWAP (as defined in the SEPA) of the Ordinary Shares during the three consecutive trading days commencing on the trading day of our delivery of an Advance Notice (as defined in the SEPA) to YA. Any sale of Ordinary Shares pursuant to the SEPA is subject to certain limitations, including that YA is not permitted to purchase any Ordinary Shares that would result in it owning more than 4.99% of our Ordinary Shares. Pursuant to the SEPA, we also agreed to pay YA a commitment fee, or the Commitment Fee, equal to 2.00% of the Commitment Amount, payable in two tranches in our Ordinary Shares at a price per share average of the daily volume weighted average prices of the Ordinary Shares during the three trading days immediately prior to payment due date also agreed to pay to YA a structuring fee in the amount of $25,000. On December 17, 2025, we issued 218,627 Ordinary Shares in connection with the Commitment Fee issuable pursuant to the SEPA. We terminated the SEPA in March 2026. On May, 3, 2026, we issued 245,098 Ordinary Shares as the second tranche of the Commitment Fee.

On February 5, 2026, concurrently with a registered direct offering for the issuance and sale of 4,000,000 Ordinary Shares and pre-funded warrants to purchase up to 2,785,715 Ordinary Shares, we closed a private placement for the sale of ordinary warrants to purchase up to 6,785,715 Ordinary Shares, at a combined purchase price of $0.70 per Ordinary Share and accompanying warrant and a combined purchase price of $0.699 per pre-funded warrant and accompanying warrant. The ordinary warrants issued pursuant to the private placement have an exercise price of $0.70 per Ordinary Share, become exercisable six months following issuance, and will expire five years from the initial exercise date. In connection with the offering, we entered into an agreement to amend existing warrants originally issued in December 2023 to purchase up to 3,031,250 Ordinary Shares; following this amendment, the exercise price was reduced from $1.28 to $0.70 per share and the expiration date was extended to February 5, 2031.

On February 17, 2026, we entered into a sales agreement with AGP, as sales agent, pursuant to which we may offer and sell, from time to time, under the at-the-market facility, Ordinary Shares having an aggregate offering price of up to $ 2,015,985. No Shares were sold and issued.

On May 29, 2026, we entered into a definitive securities purchase agreement for a private placement financing, or the May 2026 Private Placement. Pursuant to the securities purchase agreement, a single institutional investor purchased 3,895,000 of our Ordinary Shares at a purchase price of $1.50 per share and pre-funded warrants to purchase up to 2,771,667 Ordinary Shares at an exercise price of $0.0001.

Transfer of Shares

No transfer of Ordinary Shares may be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the board of directors) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the board of directors may reasonably require. The board of directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of our Ordinary Shares on the Nasdaq or on any other stock exchange on which our Ordinary Shares are then listed for trading. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles or the laws of the State of Israel.

Liability to Further Capital Calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

IPO Warrants and Underwriter Warrants

The following summary of certain terms and provisions of the IPO Warrants and Underwriter Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of IPO Warrant and form of Underwriter Warrant, which are filed as exhibits to the registration statement of which this prospectus is a part.

The IPO Warrants entitle the registered holder to purchase Ordinary Shares at a price equal to $5.50 per share, subject to adjustment as discussed below, immediately following the issuance of such IPO Warrants and terminating at 5:00 p.m., New York City time, five years after their original issuance.

The exercise price and number of Ordinary Shares issuable upon exercise of the IPO Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the IPO Warrants will not be adjusted for issuances of Ordinary Shares at prices below its exercise price.

Exercisability. The IPO Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The IPO Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the IPO Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the IPO Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the IPO Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole Ordinary Share purchasable upon exercise of the IPO Warrants is $5.50 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. The IPO Warrants are listed on Nasdaq under the symbol “IINNW.”

Warrant Agent. The Warrants were issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and us. Since that time, the Company retained American Stock Transfer & Trust Company, LLC. The Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the Warrants.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants and the warrant agent agreement are governed by New York law.

Underwriter Warrants

As part of our initial public offering, we issued the Underwriter Warrants to the representative of the underwriters in the Offering. The Underwriter Warrants have an exercise price of $6.875. The Underwriter Warrants are exercisable commencing on January 16, 2022 and expire on July 16, 2026. The warrants have been deemed compensation by FINRA and are therefore subject to a 6-months lock-up pursuant to Rule 5110 of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. The warrants may be exercised as to all, or a lesser number of ordinary shares, and will provide for cashless exercise and will contain provisions for “piggyback” registration rights, for a period of no greater than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110. The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

The Powers of the Directors

In accordance with the Israeli Companies Law, 5759-1999, or the Companies Law, our board of directors directs our policy and supervises the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Israeli Companies Law, or under our Articles to be exercised or taken by our shareholders.

Rights Attached to Shares

Subject to the Companies Law and to restrictions set forth in our Articles, our Ordinary Shares confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Under our Articles, our board of directors must consist of at least three (3) and not more than twelve (12) directors, including two external directors, if applicable, which will be elected if and when required under the Companies Law.

Other than external directors, if applicable (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law), and other than directors elected by our board of directors (due to the number being less than the maximum amount, or due to a director’s office becoming vacant), directors of the Company shall be elected solely at an annual general meeting and shall serve in their office until the next annual general meeting, or until they cease to serve in their office in accordance with the provisions of our Articles or any law, whichever is earlier. Prior to every annual general meeting of the Company, and subject to clause 39 (a) and (f) of our Articles, the board of directors (or a committee thereof) shall select, by a resolution adopted by a majority of the board of directors (or such committee), a number of persons to be proposed to the shareholders for election as Directors at such annual general meeting.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving directors is lower than their minimal one, the board of directors shall not be permitted to act, they may only act in an emergency or to fill the office of director which has become vacant up to a number equal to the minimum number provided for pursuant to our Articles.

External directors, if applicable, are elected for an initial term of three years, and may be elected thereafter for up to two additional three-year terms under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. Under certain circumstances, the term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq Stock Market, may be extended indefinitely in increments of additional three-year terms.

Dividend Rights

The board of directors may from time to time declare, and cause the Company to pay, such dividend as may appear to the board of directors to be justified by the profits of the Company and as permitted by the Companies Law. The board of directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with Israeli court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Annual and Special Shareholder Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our Articles as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power (the “Non Exempted Holding”).

However, under an exemption applicable for Israeli companies whose shares are listed outside of Israel (the “Exemption Regulations”), the board of directors shall convene a special meeting at the request of one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five (5%) in the past, and at least one percent (1%) of the voting rights in the company, or one or more shareholders holding at least ten percent (10%) of the voting rights in the company, provided that if the applicable law to companies incorporated in the country which the company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than ten percent (10%), then the Non Exempted Holding shall apply.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.

However, under the Exemption Regulations, one or more shareholders may request the board of directors to include a nomination of a candidate for a position on the board of Directors or the termination of a director, as an item on the agenda of a future general meeting if they hold at least five percent (5%) of the voting rights of the company, instead of one percent (1%) as required in the past.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which according to the Companies Law may be between four (4) and sixty (60) days prior to the date of the meeting, as applicable according to the matters on the general meeting agenda. According to the Companies Law, resolutions regarding the following matters must be passed at a general meeting of the Company’s shareholders:

●	amendments to the Company’s Articles;

●	the exercise of the board of directors’ powers by a general meeting if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for the Company’s proper management;

●	appointment or termination of the Company’s auditors;

●	appointment of directors (other than in the cases specified in the Company’s Articles);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of the Company’s authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	dissolution of the Company by the court, voluntary dissolution, or by voluntary dissolution in an expedited procedure.

Notices

Under our Articles, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual or special general meeting be provided 14 or 21 days (as applicable) prior to the meeting, and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereafter, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the Company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to such meeting.

Voting Rights

Every shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

Quorum Requirements

As permitted under the Companies Law and as stated in our Articles, the quorum required for the Company’s general meetings consists of two or more shareholders, present in person or by proxy and holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned either (i) to the same day of the following week, at the same hour and in the same place (ii) to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting or (iii) to such day and at such time and place as the chairperson of the general meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). If no quorum is present within half an hour of the time arranged to the adjourned meeting, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was called following the request of a shareholder according to applicable law, and within half an hour a legal quorum has not been formed, the meeting shall be canceled.

Vote Requirements

Our Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Articles. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described in our Annual Report on Form 20-F for the year ended December 31, 2025, under “Item 6.C. Directors, Senior Management and Employees—Board Practices— Fiduciary Duties of Office Holders and Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of an Office Holder.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described in our Annual Report on Form 20-F for the year ended December 31, 2025, under “Item 6. Directors, Senior Management and Employees—C. Board Practices— Fiduciary Duties of Office Holders and Disclosure of Personal Interests of an Office Holder.” Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of the court and the approval of the majority of the shareholders voting their shares, other than abstainees, holding at least 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are entitled to have access to: minutes of the Company’s general meetings; the Company’s shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that the Company is required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. These documents are publicly available and may be found and inspected at the Israeli Registrar of Companies. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. The Company may deny this request if the Company believes it has not been made in good faith or if such denial is necessary to protect the Company’s interest or protect a trade secret or patent.

Special or Class Rights; Modification of Rights

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the Companies Law or our Articles, may be modified or cancelled by the Company by a resolution of the general meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

The provisions of our Articles relating to general meetings shall, mutatis mutandis, apply to any separate general meeting of the holders of the shares of a particular class. It being clarified that the requisite quorum at any such separate general meeting shall be two or more shareholders present in person or by proxy and holding not less than 15 percent of the issued shares of such class.

Unless otherwise provided by our Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

Acquisitions under Israeli Law

Full Tender Offer

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli public company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance of the offer. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Special Tender Offer

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemption Regulations, the aforesaid limitations regarding a special tender offer do not apply for an Israeli company whose shares are listed outside of Israel, provided that if the applicable law as applicable to companies incorporated in the country which the company is listed for trade, provide a restriction on the acquisition of control of any proportion of the company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

Merger

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of its shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority (as defined below) approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company; and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger does not exceed 2% of the aggregate voting rights of the company.

Borrowing Powers

Pursuant to the Companies Law and our Articles, our board of directors may exercise all powers and take all actions that are not required under law or under our Articles to be exercised or taken by a certain organ of the Company, including the power to borrow money for company purposes.

Changes in Capital

Our Articles enable us to increase or reduce our authorized share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, incorporated by reference into this prospectus and the registration statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

EXPENSES

Set forth below is an itemization of the total expenses expected to be incurred in connection with the offer and sale of the Ordinary Shares by us.

Printer fees and expenses	$2,500	*
Legal fees and expenses	$5,500	*
Audit fees	$4,500
Miscellaneous	$3,000	*
Total	$15,500

*	These amounts were previously paid.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to public policy in Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgment does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of the foreign state in which it was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of the State of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty for the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at https://q-trex.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026;

●	Our Reports on Form 6-K furnished on March 26, 2026 (with respect to the first paragraph, the bullet points under the sections titled “Recent Business and Operational Highlights,” the section titled “Full Year 2025 Financial Highlights” and “Forward-Looking Statement Disclaimer” and the financial statements in the press release); March 31, 2026; April 6, 2026; April 6, 2026; April 13, 2026 (with respect to the first, second, third and fifth paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release); April 14, 2026 (with respect to first three paragraphs in the press release); April 15, 2026; April 16, 2026; April 16, 2026 (with respect to the first, second, third and fifth paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release); April 28, 2026; April 30, 2026 (with respect to the first four and the seventh paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release); May 1, 2026; May 6, 2026; May 11, 2026; May 18, 2026; May 19, 2026; May 28, 2026; June 1, 2026; June 1, 2026 (with respect to the first, second, third and fifth paragraphs, as well as the section titled “Forward-Looking Statement Disclaimer” in the press release); June 9, 2026 (with respect to the first three paragraphs, as well as the section titled “Forward-Looking Statement Disclaimer” in the press release) June 11, 2026; June 18, 2026 (with respect to the first four paragraphs, and the sixth and seventh paragraphs, as well as the section titled “Forward-Looking Statement Disclaimer,”) and July 1, 2026 (with respect to the first four paragraphs, the sixth paragraph, as well as the section titled “Forward-Looking Statement Disclaimer”) ; and

●	The description of our securities contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 2 Ha-Tidhar St., Ra’anana, 4366504 Israel, Tel: +972-996-64488; Attention: Chief Financial Officer.

Up to 1,785,910 Ordinary Shares

QTREX Quantum Ltd.

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, or by another person, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent;

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent the Initiation of Procedures or to Conclude Proceedings, subject to conditions) to the Securities Law; and

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an office holder.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and certain members of our senior management who are office holders. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association and our letters of exemption provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exemption from liability arising from a company’s resolution and/or a transaction in which our controlling shareholder or any office holder has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since June 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On December 26, 2023, we entered into a purchase agreement, or the Purchase Agreement, with Armistice Capital LLC, or Armistice, in a registered direct offering, pursuant to which we issued (i) an aggregate of 1,375,000 Ordinary Shares at a purchase price of $1.28 per share, and (ii) pre-funded warrants, or the Pre-Funded Warrants, to purchase up to 1,656,250 Ordinary Shares, at a purchase price of $1.28, less $0.001 per Pre-Funded Warrant. In addition, pursuant to the Purchase Agreement, and in a concurrent private placement, we issued to Armistice warrants, or the Armistice Warrants, to purchase up to an aggregate of 3,031,250 Ordinary Shares at an exercise of $1.28 per share, or the Armistice Warrant Shares. The Armistice Warrants were exercisable immediately upon issuance and expire three and a half years following their issuance. Each Pre-Funded Warrant was exercisable for one Ordinary Share at an exercise price of $0.001 per share. The Pre-Funded Warrants were immediately exercisable and have been fully exercised. We received aggregate gross proceeds of $3.88 million in the registered direct offering and concurrent private placement.

H.C. Wainwright & Co., LLC, or the Placement Agent, acted as the exclusive placement agent for the registered direct offering and concurrent private placement. We paid the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds of the offering, a management fee of 1.0% of the gross proceeds of the offering, a non-accountable expenses allowance of $85,000 and a clearing fee of $15,950. In addition, on December 28, 2023, we issued to the Placement Agent and its designees warrants to purchase up to 212,188 Ordinary Shares, or the Placement Agent Warrants and such shares, the Placement Agent Warrant Shares. The Placement Agent Warrants were substantially on the same terms as the Armistice Warrants, except that the Placement Agent Warrants have an exercise price of $1.60 per share. The Placement Agent Warrants were issued to four designees: Charles Worthman, Craig Schwabe, Michael Vasinkevich, and Noam Rubinstein. Each of the designees is affiliated with the Placement Agent and has sole voting and dispositive power over the securities held. The designees acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

In connection with a consulting agreement dated February 20, 2024, we issued to a service provider, Talniri Ltd., or Talniri, warrants to purchase up to 220,000 Ordinary Shares, or the Talniri Warrants. The Talniri Warrants became exercisable on May 20, 2024, or the Initial Exercise Date, at an exercise price of $2.25 per share and expired six months following the Initial Exercise Date, or on November 20, 2024.

On April 1, 2024, we entered into a securities purchase agreement with two institutional investors in a registered direct offering, pursuant to which the Company issued an aggregate of 1,339,285 Ordinary Shares at a purchase price of $1.232 per share.

On June 14, 2024, we entered into a purchase agreement with a single, individual investor, providing for the issuance in a registered direct offering, or the June Offering, of (i) an aggregate of 941,541 Ordinary Shares, at a purchase price of $1.30 per share, and (ii) pre-funded warrants to purchase up to 1,709,760 Ordinary Shares, at a purchase price of $1.30, less $0.001 per pre-funded warrant. Each pre-funded warrant is exercisable for one Ordinary Share at an exercise price of $0.001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The June Offering resulted in gross proceeds of $3.4 million. We issued placement agent in the agreement warrants equal to a total of 7.0% of the aggregate number of Ordinary Shares sold in the transaction and 185,591 warrants to purchase up to 185,591 Ordinary Shares with an exercise price of $1.56 per share. The placement agent warrants were exercisable immediately upon issuance and expire four years following issuance.

On June 30, 2024, the Company issued 45,000 Ordinary Shares to an advisor in connection with consulting service agreement.

On December 27, 2024, we entered into securities purchase agreements for private placement financing with certain accredited investors, or the December Private Placement, pursuant to which the investors agreed to purchase (i) 3,950,343 of our Ordinary Shares at a purchase price of $0.70 per share, (ii) pre-funded warrants to purchase up to 658,372 Ordinary Shares at a purchase price of $0.70, less $0.001 per pre-funded warrant. In addition, the purchasers of such Ordinary Shares or pre-funded warrants received warrants to purchase up to 4,608,715 Ordinary Shares at an exercise price of $1.10 per share. We received approximately $3.2 million in gross proceeds. In addition, we entered into a placement agency agreement with Dawson James Securities, Inc., who served as placement agent in the offering, dated December 27, 2024, pursuant to which we agreed to pay the placement agent a cash placement fee equal to: (a) 8.0% of the gross proceeds received in the offering from certain investors introduced by the placement agent and 4.0% of the gross proceeds received by us from the exercise of warrants by such investors, (b) 4.0% of the gross proceeds received in the offering from certain investors introduced by us and 4.0% of the gross proceeds received by us from the exercise of warrants by such investors, and (c) 0% of the gross proceeds received in the offering from certain other investors and 0% of the gross proceeds received by us from the exercise of warrants by such investors. All pre-funded warrants to purchase up to 658,372 Ordinary Shares and warrants to purchase 855,714 Ordinary Shares were exercised.

On March 14, 2025, we entered into a sales agreement with AGP as sales agent, pursuant to which we may offer and sell, from time to time, under the at-the-market facility, Ordinary Shares having an aggregate offering price of up to $1,019,000. On April 10, 2025, the maximum aggregate offering price was increased to $1,917,052. On July 1, 2025, the maximum aggregate offering price increased to $7,117,720 and on September 16, 2025, the maximum aggregate offering price increased to $14,686,641. We sold an aggregate of 5,485,898 Ordinary Shares for an aggregate offering amount of approximately $4.9 million. The agreement expired in August 2025.

On December 12, 2025, we entered into a Standby Equity Purchase Agreement, or SEPA, with YA II PN, Ltd., or YA. Pursuant to the terms of the SEPA, YA committed to purchase up to $25 million, or the Commitment Amount, of Ordinary Shares at any time during the three-year period following the execution date of the SEPA. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily VWAP (as defined in the SEPA) of the Ordinary Shares during the three consecutive trading days commencing on the trading day of our delivery of an Advance Notice (as defined in the SEPA) to YA. Any sale of Ordinary Shares pursuant to the SEPA is subject to certain limitations, including that YA is not permitted to purchase any Ordinary Shares that would result in it owning more than 4.99% of our Ordinary Shares. Pursuant to the SEPA, we also agreed to pay YA a commitment fee, or the Commitment Fee, equal to 2.00% of the Commitment Amount, payable in two tranches in our Ordinary Shares at a price per share average of the daily volume weighted average prices of the Ordinary Shares during the three trading days immediately prior to payment due date also agreed to pay to YA a structuring fee in the amount of $25,000. On December 17, 2025, we issued 218,627 Ordinary Shares in connection with the Commitment Fee issuable pursuant to the SEPA. We terminated the SEPA in March 2026. On May, 3, 2026, we issued 245,098 Ordinary Shares as the second tranche of the Commitment Fee.

On February 5, 2026, concurrently with a registered direct offering for the issuance and sale of 4,000,000 Ordinary Shares and pre-funded warrants to purchase up to 2,785,715 Ordinary Shares, we closed a private placement for the sale of ordinary warrants to purchase up to 6,785,715 Ordinary Shares, at a combined purchase price of $0.70 per Ordinary Share and accompanying warrant and a combined purchase price of $0.699 per pre-funded warrant and accompanying warrant. The ordinary warrants issued pursuant to the private placement have an exercise price of $0.70 per Ordinary Share, become exercisable six months following issuance, and will expire five years from the initial exercise date. In connection with the offering, we entered into an agreement to amend existing warrants originally issued in December 2023 to purchase up to 3,031,250 Ordinary Shares; following this amendment, the exercise price was reduced from $1.28 to $0.70 per share and the expiration date was extended to February 5, 2031. The gross proceeds received by the Company were approximately $4.75 million.

On May 29, 2026, we entered into a definitive securities purchase agreement for a private placement financing, or the May 2026 Private Placement. Pursuant to the securities purchase agreement, a single institutional investor purchased 3,895,000 of our Ordinary Shares at a purchase price of $1.50 per share and pre-funded warrants to purchase up to 2,771,667 Ordinary Shares at an exercise price of $0.0001. The pre-funded warrants are exercisable immediately and may be exercised at any time until the pre-funded warrants are exercised in full (subject to the beneficial ownership limitation contained therein). The offering resulted in gross proceeds of $10 million.

Item 8. Exhibits

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of QTREX Quantum Ltd. (incorporated by reference to Exhibit 3.1 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on May 19, 2026).
4.1	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.2	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.2 to QTREX Quantum Ltd.’s Registration Statement Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.3	Form of Warrant (incorporated by reference to Exhibit 4.4 to QTREX Quantum Ltd.’s Registration Statement FormF-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.4	Form of Amendment of Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, dated August 8, 2022 (incorporated by reference to Exhibit 4.6 to QTREX Quantum Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2023, (File No. 001-40303) filed with the SEC on March 24, 2024).
4.5	Form of Ordinary Warrant (incorporated by reference to Exhibit 4.1 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 333-253920) filed with the SEC on December 27, 2023).
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 333-253920) filed with the SEC on December 27, 2023).

4.7	Warrant to Purchase Ordinary Shares (filed as Exhibit 4.7 to Form F-1 on May 9, 2024, and incorporated herein by reference.)
4.8	Form of Placement Agent Ordinary Share Warrant (incorporated by reference to Exhibit 4.8 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-279276) filed with the SEC on May 9, 2024).
4.9	Pre-Funded Ordinary Share Purchase Warrant (filed as Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K on June 17, 2024, and incorporated herein by reference.)
4.10	Form of Ordinary Share Purchase Warrant (filed as Exhibit 99.3 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
4.11	Pre-Funded Ordinary Share Purchase Warrant (filed as Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
4.12	Form of Ordinary Warrant (filed as Exhibit 4.1 the Report of Foreign Private Issuer on Form 6-K on February 6, 2026, and incorporated herein by reference).
4.13	Pre-Funded Ordinary Share Purchase Warrant (filed as Exhibit 4.2 the Report of Foreign Private Issuer on Form 6-K on February 6, 2026, and incorporated herein by reference.)
4.14	Form of Pre-Funded Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-40303) filed on June 1, 2026).
5.1**	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to QTREX Quantum Ltd.
10.1	Form of Indemnification Agreement. (incorporated by reference to Exhibit 10.1 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on March 12, 2021).
10.2	QTREX Quantum Ltd. (formerly known as: InSense Medical Ltd.) 2019 Equity Incentive Plan (amended on September 14, 2021), (incorporated by reference to Exhibit 10.2 to Post-Effective Amendment No. 1 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on October 27, 2021).
10.3	QTREX Quantum Ltd. Compensation Policy for Company’s Executives (incorporated by reference to Exhibit 99.2 to QTREX Quantum Ltd.’s Report of Foreign Private Issuer on Form 6-K (File No. 001-4030) filed with the SEC on December 20, 2021).
10.4	Form of Simple Agreement for Future Equity (incorporated by reference to Exhibit 10.7 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021)
10.5	Shareholder Loan Agreement, dated March 1, 2018, by and between the Company and Dagi Ben-Noon (incorporated by reference to Exhibit 10.8 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
10.6	Form of Convertible Loan Agreement (incorporated by reference to Exhibit 10.9 to QTREX Quantum Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021)
10.7	Form of Securities Purchase Agreement by and between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on December 27, 2023).
10.8	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to QTREX Quantum Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on April 1, 2024).
10.9	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to the Report of Foreign Private Issuer on Form 6-K on June 17, 2024, and incorporated herein by reference.)
10.10	Securities Purchase Agreement (filed as Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
10.11	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to Form 6-K (File No. 001-40303) filed on December 15, 2025).
23.1*	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm.
23.2**	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page to the Registration Statement on Form F-1 filed on May 9, 2024).
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana, Israel on July 7, 2026.

QTREX QUANTUM LTD.

By:	/s/ Dagi Ben-Noon
Dagi Ben-Noon
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dagi Ben- Noon	Chief Executive Officer and Director	July 7, 2026
Dagi Ben-Noon	(Principal Executive Officer)

/s/ Yafit Tahila	Chief Financial Officer	July 7, 2026
Yafit Tehila	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	July 7, 2026
Tal Parnes

*	Director	July 7, 2026
Lior Amit

/s/ Sivan Matza	Director	July 7, 2026
Sivan Matza

*By:	/s/ Dagi Ben-Noon
Dagi Ben-Noon
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of QTREX Quantum Ltd., has signed this registration statement on July 7, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director